Exhibit 99.1

Victory Capital Reports February 2021 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--March 10, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $150.6 billion on February 28, 2021.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	February 28, 2021	January 31, 2021
Fixed Income	$36,662	$36,814
Solutions	34,201	33,816
U.S. Mid Cap Equity	27,875	25,881
U.S. Small Cap Equity	19,633	18,173
U.S. Large Cap Equity	14,191	13,834
Global / Non-U.S. Equity	14,269	13,919
Other	326	267
Total Long-Term Assets	$147,157	$142,705

Money Market / Short Term Assets	3,437	3,485
Total Assets Under Management	$150,594	$146,190

By Vehicle
Mutual Funds[2]	$115,592	$112,362
Separate Accounts and Other Vehicles[3]	30,822	29,820
ETFs	4,180	4,008
Total Assets Under Management	$150,594	$146,190

[1]Does not reflect assets associated with the THB Asset Management acquisition, which closed on March 1, 2021. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a diversified global asset management firm with $150.6 billion in assets under management as of February 28, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 10 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com